CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 7, 2017, relating to the financial statements and financial highlights of Managed Risk Growth Fund, Managed Risk International Fund, Managed Risk Blue Chip Income and Growth Fund, Managed Risk Growth-Income Fund and Managed Risk Asset Allocation Fund (five portfolios from the American Funds Insurance Series), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm" and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

November 27, 2017